UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 12, 2021

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive

Menlo Park, California 94025

(Address of principal executive offices) (Zip Code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into A Material Definitive Agreement.

Introduction

On January 12, 2021, Pacific Biosciences of California, Inc. (“we”, “us”, or the “Company”) entered into a Development and Commercialization Agreement (the “Development Agreement”) with Invitae Corporation (“Invitae”) pursuant to which we will develop a whole genome sequencing platform with high-throughput and ultra-high-throughput capabilities, and related consumables with medical, clinical and other applications (collectively, the “Program Platform”). In connection with the development of the Program Platform, Invitae will reimburse the Company for certain development costs incurred by the Company.

Development Program

Under the Development Agreement, we will be primarily responsible for conducting a development program to develop the Program Platform pursuant to a schedule and budget. We will make decisions regarding the development program jointly with Invitae. The development program is expected to last approximately sixty months, but may be shorter or longer. There can be no assurances that the development program will be successful or that the Program Platform will become ready for commercial sale.

Development Costs

Invitae is obligated to reimburse us for labor and other costs we incur in performing the development program, as agreed between the parties under approved budgets. It is expected that Invitae will reimburse us for substantially all of our development costs for the Program Platform, subject to certain limitations and exceptions detailed in the Development Agreement.

Preferential Pricing

As a benefit of its contribution, Invitae will be entitled to preferred pricing on the Program Platform products if and when they are available for commercial sale. Each model of Program Platform instrument and its related consumables will have a preferred pricing period. During the initial period of preferred pricing for each Program Platform instrument, which will not exceed four years from the date of the first delivery of that Program Platform instrument, Invitae may purchase the Program Platform products at a fixed margin until it has recouped a mutually agreed multiple of its contribution; and for up to three years after the initial period of preferred pricing Invitae has the right to buy the Program Platform products for a higher margin. We refer to these preferred pricing periods collectively as the “Preferred Pricing Period”.

During the Preferred Pricing Period, Invitae will be entitled to most favored pricing in respect of the Program Platform products.

Termination

We and Invitae may terminate the Development Agreement if the other party remains in material breach of the Development Agreement following a cure period to remedy the material breach. In addition, the Development Agreement includes other circumstances for termination by each party, including circumstances when Invitae may terminate for delays, IP concerns, if we or our assets are acquired without Invitae’s consent, and without cause.

In certain termination circumstances, (i) we will be obligated to refund all or a portion of the development costs advanced by Invitae and/or (ii) we will owe Invitae a share of the revenue generated from the sale of the Program Platform or similar products if and when they are commercialized until such time as Invitae has recouped the amounts reimbursed to us, and in certain circumstances, a mutually agreed return.

The foregoing summary is not complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release dated January 13, 2021 announcing the multi-year co-development agreement between Invitae Corporation and Pacific Biosciences of California, Inc. is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Act of 1933, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

5

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 13, 2021, entitled “Invitae and Pacific Biosciences Enter Partnership to Develop Ultra High-Throughput Clinical Whole Genome Sequencing Platform.”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Eric E. Schaefer
Eric E. Schaefer
Vice President and Chief Accounting Officer

Date: January 13, 2021